UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2008

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32661

DELAWARE	87-0638510
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of principal executive offices, including zip code)

(801) 765-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

As reported in its Current Report on Form 8-K filed on November 14, 2008, as amended, Raser Technologies, Inc. (the “Company”) entered into an Agreement (the “Agreement”) with Fletcher International, Ltd., an affiliate of the private investment firm Fletcher Asset Management Inc. (“Fletcher”), relating to the private placement of $20 million of the Company’s common stock. Pursuant to the terms of the Agreement, Fletcher initially purchased 2,000,000 shares of the Company’s common stock at a fixed price of $5.00 per share on November 14, 2008. Fletcher also agreed, subject to satisfaction of certain conditions, to purchase $10,000,000 of additional shares of the Company’s common stock in a second closing (the “Second Closing”) for a price per share equal to $10,000,000 divided by 110% of the average of the daily volume-weighted average price on the NYSE Arca exchange for the common stock for the ten business days ending on and including December 11, 2008.

The Second Closing occurred on December 12, 2008. At the Second Closing, Fletcher purchased a total of 2,360,417 shares of the Company’s common stock for an aggregate purchase price of $10 million, or $4.23654 per share. The aggregate net proceeds from the Second Closing were $9.3 million. Including the proceeds received at the initial closing, but excluding any potential proceeds associated with the exercise of the warrants issued in connection with the initial closing, the Company received total net proceeds of approximately $18.6 million from the sale of the shares pursuant to the Agreement after deducting estimated fees and expenses. The Company intends to use the net proceeds from the private placement to further its geothermal development program and for general corporate purposes.

In connection with the Agreement, the Company issued to Fletcher warrants (the “Warrants”) to acquire additional shares of common stock in an aggregate value of up to $20,000,000. The Warrants have an exercise price per share equal to the lesser of (i) six dollars ($6.00) or (ii) a price equal to the average of the daily market prices of the Company’s common stock for the forty (40) business days ending on and including the third business day prior to the exercise of the Warrants, less $0.60, subject to certain adjustments. After a period of nine months, or earlier if certain conditions occur, Fletcher will have the right to exercise the Warrants on a cashless, net settlement basis. Upon the completion of the Second Closing, the Warrants became exercisable with respect to the full $20 million of common stock. The Warrants have a term of ten years. The total number of shares of common stock that can be issued under the Agreement and the Warrants cannot exceed 11,818,949 shares, subject to certain exceptions in the event of a change of control.

The shares of common stock and the shares of common stock underlying the Warrants are subject to registration rights pursuant to the terms and conditions of the Agreement. As required by the Agreement, the Company filed a registration statement with the U.S. Securities and Exchange Commission on November 14, 2008 registering the resale by Fletcher of the shares of common stock issued in the initial closing and the shares of common stock underlying the Warrants. The Company is obligated to use its best efforts to cause the registration statement to be declared effective by December 29, 2008. The Company is also obligated to use its best efforts to keep the registration statement continuously effective until the earlier of (x) the later of (i) the first anniversary of the issuance of the last share of common stock that may be issued pursuant to the Agreement or the Warrants, or (ii) such time as all of the shares of common stock issued or issuable pursuant to the Agreement or the Warrants can be sold by Fletcher or any of its affiliates immediately without compliance with the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 144 under the Securities Act and (y) the date all of the shares of common stock issued or issuable pursuant to the Agreement or the Warrants shall have been sold by Fletcher and its affiliates. The Company has similar registration obligations with respect to the shares of common stock issued in the Second Closing, except that the Company has agreed to use its best efforts to cause the registration statement covering such shares to be declared effective by January 26, 2009. The Company intends to amend the registration statement filed on November 14, 2008.

The foregoing descriptions of the Agreement and the Warrants and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Warrants, copies of which are filed as exhibits to the Company’s Current Report on Form 8-K filed on November 14, 2008, as amended, and are hereby incorporated by reference.

The Company believes the offer and sale of the securities described above were exempt from the registration requirements of the Securities Act for the private placement of these securities pursuant to Section 4(2) of the Securities Act and/or Regulation D thereunder because the securities were sold in a transaction not involving a public offering.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

/s/ Brent M. Cook
Brent M. Cook Chief Executive Officer

Date: December 12, 2008